Exhibit 99.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

SUBJECT TO SIDLEY OPINION COMMITTEE REVIEW

[•], 2026

To Each of the Persons Listed

on Schedule A Attached Hereto

Re:	Federal Constitutional Issues Related to Appalachian Power Recovery Funding LLC Series 2026-A Senior Secured SAC Bonds

Ladies and Gentlemen:

We have served as special counsel to Appalachian Power Company, a Virginia corporation (“APCo”), in connection with the issuance and sale on the date hereof by Appalachian Power Recovery Funding LLC, a Delaware limited liability company (the “Issuer”), of $1,375,500,000 aggregate principal amount of the Issuer’s Series 2026-A Senior Secured SAC Bonds (the “Bonds”), which are more fully described in the Prospectus dated [•], 2026. The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [•], 2026 among APCo, the Issuer and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”). The Bonds are being issued pursuant to the provisions of the Indenture dated as of the date hereof, as supplemented by the Series Supplement dated as of the date hereof (together with the Indenture, the “Indenture”), among the Issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary. Under the Indenture, the Indenture Trustee holds, among other things, SAC Property as described below as collateral security for the payment of the Bonds. All capitalized terms used herein and not otherwise defined shall have the meaning specified in Appendix A to the Indenture unless the context clearly indicates otherwise.

Section 56-249.8 of the Code of Virginia (the “Securitization Law”), among other things, (a) provides for an electric utility in the Commonwealth of Virginia (the “Commonwealth”) to recover certain storm recovery costs, undepreciated generation utility plant balances and associated financing costs, (b) assigns certain powers and duties to the State Corporation Commission of the Commonwealth (the “Commission”) in connection with such securitization and (c) provides for the creation of “securitized asset cost property” simultaneous with (i) the sale of such securitized asset cost property to an assignee and (ii) the pledge of such securitized asset

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cost property to secure securitized asset cost bonds. “SAC Property” means the “securitized asset cost property” created pursuant to, and as defined in, the Financing Order issued by the Commission on November 24, 2025, in Case No. PUR-2025-00116 (the “Financing Order”) that was (i) sold to the Issuer as assignee of such securitized asset cost property pursuant to the provisions of the Sale Agreement dated as of the date hereof between APCo and the Issuer in consideration for the payment by the Issuer to APCo of the proceeds of the sale of the Bonds, net of certain issuance costs, and (ii) pledged to the Indenture Trustee pursuant to the terms of the Indenture to secure the Bonds. The SAC Property includes the right to impose, bill, charge, collect and receive certain “nonbypassable” “securitized asset cost charges” (each as defined in the Securitization Law) described in the Financing Order (the “SAC Charges”), in an amount sufficient to repay, finance or refinance the Bonds.

The SAC Charges may be periodically adjusted, in the manner authorized in the Financing Order, in order to enhance the probability that the revenues received by the Issuer from the SAC Charges are sufficient to (i) amortize the Bonds pursuant to the amortization schedule to be followed in accordance with the provisions of the Bonds and the Indenture, (ii) pay interest thereon and related fees and expenses, and (iii) maintain the required reserves for the payment of the Bonds.

The Financing Order was issued in response to an application for its issuance that was filed by APCo with the Commission pursuant to the provisions of the Securitization Law. The Financing Order became final and no longer subject to appeal on December 24, 2025.

Questions Presented and Opinions

You have requested our opinion as to:

(a) whether the Commonwealth Pledge (as defined below) creates a contractual relationship between the Commonwealth and the holders of the Bonds (the “Holders”) that falls within the scope of the “contract clause” of the U.S. Constitution (Article I, Section 10 (the “Federal Contract Clause”));

(b) whether the Holders could challenge successfully under the Federal Contract Clause the constitutionality of either any action by the Virginia General Assembly of the Commonwealth (the “General Assembly”), or any action of the Commission of a legislative character, including rescission or amendment of the Financing Order (all referred to herein as “Legislative Action”) that in each case impairs the value of the SAC Property or the SAC Charges (other than as contemplated under the formula-based true-up mechanism authorized by the Securitization Law and the Financing Order) so as to impair (i) the terms of the Indenture or the Bonds or (ii) the rights and remedies of the Holders (or the Indenture Trustee acting on their behalf) (any impairment described in clause (i) or (ii) being referred to herein as an “Impairment”) prior to the time that the Bonds are fully paid and discharged;

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(c) whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that impairs the value of the SAC Property or otherwise cause an Impairment pending final adjudication of a claim challenging such Legislative Action in U.S. federal court and, assuming a favorable final adjudication of such claim, whether relief would be available to enjoin permanently the implementation of the challenged Legislative Action; and

(d) whether, under the Fifth Amendment to the United States Constitution (made applicable to the Commonwealth by the Fourteenth Amendment to the United States Constitution), which provides in part “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”), the Commonwealth could repeal or amend the Securitization Law or take any other action in contravention of the Commonwealth Pledge without paying just compensation to the Holders, as determined by a court of competent jurisdiction, if doing so (a) constituted a permanent appropriation of a substantial property interest of the Holders in the SAC Property or denied all economically productive use of the SAC Property; (b) destroyed the SAC Property other than in response to emergency conditions; or (c) substantially impaired the value of the SAC Property or the SAC Charges (other than as contemplated under the formula-based true-up mechanism authorized by the Securitization Law and the Financing Order) so as to unduly interfere with the reasonable expectations of the Holders arising from their investments in the Bonds (a “Substantial Taking”).

As discussed in more detail in the opinion letter of Troutman Pepper Locke LLP (“TPL”) of even date herewith, the Securitization Law authorizes the Commission “to create an irrevocable contract right,” Va. Code § 56-249.8:K.1.a, and the Commission has acknowledged in the Financing Order that the Commission is bound by the Commonwealth Pledge and that “these pledges will constitute pledges of the Commonwealth and Commission to bondholders, the owners of [SAC Property], the SPE issuing [SAC Bonds], and other financing parties.”1 The Commonwealth Pledge further contemplates that features of the Commonwealth Pledge may be incorporated into the Bonds. Va. Code § 56-249.8:K.2.

Based on the foregoing, and supported by the conclusion in the opinion letter of TPL of even date herewith, that the Commonwealth is contractually bound by the Commonwealth Pledge as a matter of Virginia law, based upon our review of relevant judicial authority, as set forth in this letter, but subject to the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth herein and in the TPL opinion, it is our opinion that a reviewing court of competent jurisdiction, applying the decisions and analysis used in federal courts, in a properly prepared and presented case:

[1]	See Conclusion No. 31 in the Financing Order.

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(i) would conclude that the Commonwealth Pledge creates a contractual relationship between the Holders and the Commonwealth that falls within the scope of the Federal Contract Clause;

(ii) would conclude that, absent a demonstration by the Commonwealth that an Impairment is necessary to further a significant and legitimate public purpose, the Holders could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the SAC Charges or SAC Property or otherwise cause an Impairment prior to the time that the Bonds are fully paid and discharged;

(iii) with respect to the questions presented above in (b), although sound and substantial arguments support the granting of preliminary injunctive relief, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in Part II below; and a federal court should conclude that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to limit, alter, impair or reduce the value of the SAC Property or otherwise cause an Impairment in violation of the Federal Contract Clause; and

(iv) would conclude under the Federal Takings Clause that the Commonwealth would be required to pay just compensation to Holders if the Commonwealth’s repeal or amendment of the Securitization Law or taking of any other action in contravention of the Commonwealth Pledge constituted a Substantial Taking.

We also note, with respect to the opinion in (ii), that existing case law indicates that the Commonwealth would have to establish that any Impairment is necessary and reasonably tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem. The cases also indicate that the Commonwealth’s justification would be subjected to a higher degree of scrutiny, and that the Commonwealth would bear a more substantial burden, if the Legislative Action impairs a contract to which the Commonwealth is a party (which we believe to be the case here), as contrasted to a contract solely between private parties.

We are not aware of any reported controlling judicial precedents that are directly on point with respect to the questions raised above. Accordingly, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of

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a stay pending appeal) is subject to the discretion of the court that is asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.

This letter is limited to the federal laws of the United States of America. Our opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause or Federal Takings Clause challenge to Legislative Action or other Commonwealth action; such precedents and such circumstances could change materially from those discussed below in this letter. Accordingly, such opinions are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. It is our and your understanding that none of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

We are not aware of any reported judicial decision which we believe would provide a basis on which a court would declare the provisions of the Securitization Law to be invalid under the United States Constitution and it is our opinion that under existing case law, a reviewing court of competent jurisdiction would hold that the Securitization Law is constitutional in all material respects under the United States Constitution.

Discussion

I.	Protection of Commonwealth Pledge Under the Federal Contract Clause

Va. Code § 56-249.8:K(1) – (2) provides:

“(1) The Commonwealth and its agencies, including the Commission, pledge and agree with bondholders, the owners of the securitized asset cost property, and other financing parties that the Commonwealth and its agencies shall not take any action listed in this subdivision. This subsection does not preclude limitation or alteration if full compensation is made by law for the full protection of the securitized asset cost charges collected pursuant to a financing order and of the bondholders and any assignee or financing party entering into a contract with the electric utility. The Commonwealth and its agencies, including the Commission, shall not:

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(a) Alter the provisions of this section that authorize the Commission to create an irrevocable contract right or chose in action by the issuance of a financing order, to create securitized asset cost property, and to make the securitized asset cost charges imposed by a financing order irrevocable, binding, or non-bypassable charges;

(b) Take or permit any action that impairs or would impair the value of securitized asset cost property or the security for the securitized asset cost bonds or revises the securitized asset costs for which recovery is authorized;

(c) In any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or

(d) Except for changes made pursuant to the formula-based adjustment mechanism authorized under this section, reduce, alter, or impair securitized asset cost charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs, and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized asset cost bonds have been paid and performed in full.

(2) Any person that issues securitized asset cost bonds may include the language specified in subdivision 1 in the securitized asset cost bonds and related documentation.”

Va. Code § 56-249.8:K(1) – (2). This language, including paragraph (2) in the block quote above, is referred to in this letter as the “Commonwealth Pledge.” As authorized by the foregoing statutory provision and the Financing Order, the language of the Commonwealth Pledge has been included in the Indenture and in the Bonds. Based on our analysis of relevant judicial authority, it is our opinion, subject to all of the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, that, absent a demonstration by the Commonwealth that an Impairment is necessary to further a significant and legitimate public purpose, a reviewing court of competent jurisdiction would conclude that the Commonwealth Pledge provides a basis upon which the Holders (or the Indenture Trustee acting on their behalf) could challenge successfully, under the Federal Contract Clause, the constitutionality of any Legislative Action determined by such court to impair the value of the SAC Property or otherwise to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

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Article I, Section 10 of the United States Constitution, known as the Federal Contract Clause, prohibits any state from impairing the “[o]bligation of [c]ontracts,” whether among private parties or among such state and private parties. The general purpose of the Federal Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”2 The law is well-settled that “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”3 Although the text of the Federal Contract Clause appears to proscribe any impairment, the United States Supreme Court has made it clear that the proscription is not absolute: “Although the Contract Clause appears literally to proscribe ‘any’ impairment, […] ‘the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”4

The United States Supreme Court has applied a three-part analysis to determine whether a particular legislative action violates the Federal Contract Clause:5

(1)	whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)	assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.

The first inquiry contains three components: “whether there is a contractual relationship, whether a change in law impairs that contractual relationship, and whether the impairment is substantial.”6 In addition, to succeed with a Federal Contract Clause claim involving a contract with the state itself, a party must show that the contractual relationship is not an invalid attempt by the state under the “reserved powers” doctrine to “surrender[] an essential attribute of its sovereignty.”7

[2]	See U.S. Tr. Co. of N.Y. v. New Jersey, 431 U.S. 1, 15 (1977).
[3]	Id. at 17.
[4]

Id. at 21 (citation omitted); see also Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (“Although the language of the Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”) (citing Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

[5]	Energy Reserves, 459 U.S. at 411-13. See also, e.g., FOP Lodge No. 89 v. Prince George’s Cty., 608 F.3d 183, 188 (4th Cir. 2010); Kaminski v. Coulter, 865 F.3d 339, 344-45 (6th Cir. 2017).
[6]	Gen. Motors Corp. v. Romein, 503 U.S. 181, 186 (1992).
[7]	See U.S. Trust, 431 U.S. at 23.

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As described above, the opinion of TPL supports the conclusion that the Commonwealth Pledge unambiguously indicates the Commonwealth’s intent to be bound with the Holders and, subject to all of the qualifications, limitations and assumptions set forth in such opinion, supports the conclusion that, for purposes of the Contract Clause of the Virginia Constitution, the Commonwealth Pledge constitutes a binding contractual relationship between the Commonwealth and the Holders.

On that premise, the following three subparts address: (i) whether such a contract that falls within the scope of the Federal Contract Clause exists between the Commonwealth and the Holders as a result of Commonwealth Pledge; (ii) if so, whether such contract violates the “reserved powers” doctrine, which would render such contract unenforceable; and (iii) the Commonwealth’s burden in justifying an impairment. The determination of whether particular Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Financing Order, the SAC Property or the Bonds vis-à -vis a particular Legislative Action. Therefore, we have assumed for purposes of this letter that any Impairment resulting from the Legislative Action being challenged under the Federal Contract Clause would be substantial.

A.	Existence of a Contractual Relationship

The courts have recognized the general presumption that, “absent some clear indication that the legislature intends to bind itself contractually, …‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”8 This presumption is based on the fact that the legislature’s principal function “is not to make contracts, but to make laws that establish the policy of the state.”9 Thus, a person asserting the creation of a contract with the Commonwealth must overcome this presumption.

[8]	Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry., 470 U.S. 451, 465-66 (1985) (quoting Dodge v. Bd. of Educ., 302 U.S. 74, 79 (1937)).
[9]	See id. at 466 (citing Ind. ex rel. Anderson v. Brand, 303 U.S. 95, 104-05 (1938)).

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This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights. In determining whether a contract has been created by statute, “it is of first importance to examine the language of the statute.”10 The United States Supreme Court has ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.11 The United States Supreme Court has further stated that a contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”12

In U.S. Trust v. New Jersey, the United States Supreme Court affirmed the trial court’s finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.13 The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds. In finding the existence of a contract between such states and bondholders, the Court stated “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds. . . .’”14 In that case, the statute used the words “covenant and agree with each other and with the holders of any affected bonds.”15 Later, in National Railroad Passenger Corp. v. Atchison, Topeka & Santa Fe Railway Co., the Court discussed the U.S. Trust covenant and noted: “[r]esort need not be had to a dictionary or case law to recognize the language of contract” in such covenant.16

Similarly, in Indiana ex rel. Anderson v. Brand, the United States Supreme Court determined that the Indiana Teachers’ Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract. The Court based its decision, in part, on the legislature’s use of the word “contract” throughout the statute to describe the legal relationship between the state and such teachers.17

[10]	Dodge, 302 U.S. at 78.
[11]	See Ind. ex rel. Anderson, 303 U.S. at 104-05 (1938) (noting “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Trust, 431 U.S. at 17-18 & n.14.
[12]	U.S. Trust, 431 U.S. at 17 n.14.
[13]	Id. at 17-18.
[14]

Id. at 18. Although the issue of whether a contract existed between such states and the bondholders was never disputed on appeal, the Court reviewed the language of the covenant and the circumstances surrounding the covenant, and stated, “[w]e therefore have no doubt that the 1962 covenant has been properly characterized as a contractual obligation of the two States.” Id.

[15]	Id. at 18 (quoting 1962 N.J. Laws, c.8, § 6, 1962 N.Y.Laws, c. 209, § 6).
[16]	See Nat’l R.R., 470 U.S. at 470.
[17]

Brand, 303 U.S. at 105. However, the mere use of the word “contract” in a statute will not necessarily evince the requisite legislative intent. As the Court cautioned in National Railroad, the use of the word “contract” alone would not signify the existence of a contract with the government. Nat’l R.R., 470 U.S. at 470. In National Railroad, the Court found that use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads. The Court determined that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

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Like the language of the covenant considered in U.S. Trust, the language of the Commonwealth Pledge unambiguously indicates the General Assembly’s intent to bind the Commonwealth by providing in pertinent part that the Commonwealth does “pledge and agree with bondholders, the owners of the securitized asset cost property, and other financing parties that the Commonwealth and its agencies shall not take any action listed in this subdivision.” Va. Code § 56-249.8:K.1. Indeed, the most evident difference between such language and the U.S. Trust statute is the use of the verb “pledge,” rather than “covenant,” but that difference is not, in our view, material.18 Indeed, much like the terms “covenant” and “agree” quoted in U.S. Trust, the phrase “pledge and agree” evinces a legislative intent to create private rights of a contractual nature enforceable against the Commonwealth. The provisions, also consistent with contract language and like the statute quoted in U.S. Trust names the beneficiaries of the Commonwealth’s pledge and agreement. Further, the definition of the General Assembly’s term — “pledge” — is “to bind by a promise.”19 Unlike the statute construed in National Railroad, the Securitization Law expressly includes language indicating the Commonwealth’s obligation with respect to securitized asset cost bond transactions. See Va. Code § 56-249.8:K.1 (“The Commonwealth and its agencies, including the Commission, pledge and agree . . . that the Commonwealth and its agencies shall not take any action listed in this subdivision … [t]he Commonwealth and its agencies, including the Commission shall not: . . . Take or permit any action that impairs or would impair the value of securitized asset cost property or the security for the securitized asset cost bonds or revises the securitized asset costs for which recovery is authorized” (emphasis added). Finally, it is important to note that the Commonwealth also authorizes an issuer of securitized asset cost bonds to include the Commonwealth Pledge in contracts with the holders of securitized asset cost bonds (such as

[18]

It could be contended that the factual situation in the U.S. Trust case is distinguishable from the factual situation surrounding the issuance of the Bonds. In U.S. Trust, the bonds were issued by the Port Authority — a governmental agency — while the Bonds are being issued by a private entity, and the Securitization Law states that the Bonds “shall not be a debt or a general obligation of the Commonwealth.” Va. Code § 56-249.8:I. However, the Securitization Law dictates that a utility must obtain a financing order before any “securitized asset cost bonds” such as the Bonds are issued. Va. Code § 56-249.8:B.2. The authority to issue such an order rests with the Commonwealth, acting through the Commission, and therefore the issuance of the Bonds is state-sanctioned in a manner closely analogous to the situation in U.S. Trust. In addition, and most significantly, the Securitization Law pledges that the Commonwealth shall not “take or permit any action that impairs or would impair the value of securitized asset cost property” and it expressly states that “[t]he Commonwealth and its agencies, including the Commission, pledge and agree with bondholders, the owners of the securitized asset cost property, and other financing parties that the Commonwealth and its agencies shall not take any action listed in this subdivision.” Va. Code § 56-249.8:K.1. This pledge not to permit or take action that would impair the value of securitized asset cost property is thus like the covenant in U.S. Trust because it is directed to the bond holders and is intended “as security against repeal” in order to enhance the marketability of the securitized asset bonds. See U.S. Trust, 431 U.S. at 18.

[19]	WEBSTER’S NEW WORLD DICTIONARY 573 (2d ed. 1982).

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the Bonds). Id. § 56-249.8:K.2. While the Virginia Securitization Law also states that neither the Commonwealth nor its agencies shall be liable on the Bonds and that the Bonds shall not be considered a debt or general obligation of the Commonwealth or its agencies, that does not mean that no promise has been made for the purpose of impairment of contracts.

In summary, supported by the conclusion, subject to the qualifications, limitations and assumptions therein, in the opinion of TPL that, for purposes of the Contract Clause of the Virginia Constitution, the Commonwealth Pledge constitutes a binding contractual relationship between the Commonwealth and the Holders, the language of the Commonwealth Pledge supports the conclusion that the Commonwealth meant, through the Commonwealth Pledge, to create a contractual relationship between the Commonwealth and the Holders that falls within the scope of the Federal Contract Clause.20

B.	Reserved Powers Doctrine

The “reserved powers” doctrine limits the Commonwealth’s ability to bind itself contractually in a manner which surrenders an essential attribute of its sovereignty.21 Under this doctrine, if a contract purports to surrender a state’s “reserved powers” – powers that cannot be contracted away – such contract is void.22 Although the scope of the “reserved powers” doctrine has not been precisely defined by the courts, case law has established that a state cannot enter into contracts that forbid future exercises of its police powers or its power of eminent domain.23 In contrast, the United States Supreme Court has stated that a state’s “power to enter into effective financial contracts cannot be questioned.”24

[20]

In addition to the Commonwealth Pledge, the Commission’s Financing Order contains the following language in Conclusion (30): “The Commission, on behalf of itself and the Commonwealth in accordance with the Securitization Statute, pledges and agrees with the holders of the Securitized Asset Cost Bonds, the owners of the Securitized Asset Cost Property, and other financing parties that the Commission and the Commonwealth and its agencies shall not take any action to: (i) alter the provisions of the Securitization Statute that authorize the Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order, to create securitized asset cost property in the form of the Securitized Asset Cost Property, and to make the securitized asset cost charges imposed by this Financing Order in the form of the Securitized Asset Cost Charges imposed by this Financing Order irrevocable, binding, or nonbypassable charges; (ii) take or permit any action that impairs or would impair the value of the Securitized Asset Cost Property or the security for the Securitized Asset Cost Bonds or revises the Securitized Asset Costs for which recovery is authorized; (iii) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties related thereto; or (iv) except for changes made pursuant to the formula-based adjustment mechanism authorized under this Financing Order, reduce, alter, or impair Securitized Asset Cost Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of such bondholders, assignees, and financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related Securitized Asset Cost Bonds have been paid and performed in full.”

[21]	U.S. Trust, 431 U.S. at 23.
[22]	Id. See generally United States v. Winstar Corp., 518 U.S. 839, 888-90 (1996) (plurality opinion).
[23]	U.S. Trust, 431 U.S. at 23-24 & nn.20-21 (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880), and W. River Bridge Co. v. Dix, 47 U.S. 507, 525-26 (1848)).
[24]

U.S. Trust, 431 U.S. at 24. See also Cont’l Ill. Nat’l Bank & Tr. Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”); Baltimore Teachers. Union, Am. Fed’n of Teachers. Loc. 340, AFL-CIO v. Mayor & City Council of Baltimore, Md., 6 F.3d 1012, 1018-19 (4th Cir. 1993).

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Under existing case law, the Commonwealth Pledge does not, in our view, purport to surrender any “reserved powers” of the Commonwealth. Although the Commonwealth’s commitment not to “[t]ake or permit any action that impairs or would impair the value of securitized asset cost property” is broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,25 we do not believe courts, in applying the applicable federal case law, would construe the Commonwealth Pledge as purporting to contract away, or forbid future exercises of, the Commonwealth’s power of eminent domain or its police power to protect the public health and safety. Through the Securitization Law and “financing orders” (such as the Financing Order) issued in accordance therewith by the Commission in order to create “securitized asset cost property”, as such term is used in the Securitization Law, the Commonwealth has authorized the Commission to issue “securitized asset cost bonds” (such as the Bonds) and has pledged not to impair the value of the “securitized asset cost property” (such as the SAC Property) securing such instruments. As discussed above, in the absence of any contrary indication under Virginia law, federal courts would find that the Securitization Law and the Commonwealth Pledge constitute a contractual obligation undertaken by the Commonwealth akin to the type of “financial contract” involved in U.S. Trust, and would not be viewed as an impermissible surrender of an essential attribute of State sovereignty.

C.	Commonwealth’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a valid state contract must be justified by “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem,”26 and the state action causing that impairment must be both “reasonable and necessary to serve” such a public purpose.27

[25]	U.S. Trust, 431 U.S. at 25.
[26]	Energy Reserves, 459 U.S. at 411-12.
[27]

U.S. Trust, 431 U.S. at 25. See also Cherry v. Mayor & Baltimore, 762 F. 3d 366, 371 (4th Cir. 2014); Puckett v. Lexington-Fayette Urb. Cnty. Gov’t, 833 F.3d 590, 599 (6th Cir. 2016) (articulating two-part test).

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The contours of this test are illustrated by several decisions of the United States Supreme Court. In Home Building & Loan Ass’n v. Blaisdell,28 which the Court has described as “the leading case in the modern era of [Federal] Contract Clause interpretation,”29 the Court addressed a Contract Clause challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression, (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made “for such additional time as the court may deem just and equitable,” subject to certain limitations, and (ii) limited actions for deficiency judgments.30 The Court stated that the “reserved powers” doctrine could not be construed to “permit the State to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them.” On the other hand, the Court also indicated that the Federal Contract Clause could not be construed to prevent limited and temporary interpositions with respect to the enforcement of contracts if made necessary by a great public calamity such as fire, flood, or earthquake. The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts, as is the reservation of state power to protect the public interest in the other situations to which we have referred. And if state power exists to give temporary relief from the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood or earthquake, that power cannot be said to be nonexistent when the urgent public need demanding such relief is produced by other and economic causes.31

In upholding the Minnesota law, the Court relied on the following: (1) an economic emergency existed that threatened the loss of homes and lands which furnish those persons in possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of particular individuals but for the protection of a basic interest of society; (3) the relief provided by the law was appropriate to the emergency, and could only be granted upon reasonable conditions; (4) the conditions on which the period of redemption was extended by the law did not appear to be unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.32 In several contemporaneous cases, the United States Supreme Court struck down other laws passed in response to the economic emergency created by the Great Depression,33 thus reinforcing the notion that, to be justified, the impairment must be the result of a reasonable, necessary and tailored response to a broad and significant public concern.

[28]	Blaisdell, 290 U.S. 398.
[29]	U.S. Trust, 431 U.S. at 15.
[30]

The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal. The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law. Blaisdell, 290 U.S. at 415-18.

[31]	Id. at 439-40 (citation omitted).
[32]	Id. at 444-47.
[33]	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1934).

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The deference to be given by a court to a legislature’s determination of the need for a particular impairment depends on whether the contract is purely private or the state is a contracting party. Although courts ordinarily defer to legislative judgment as to the necessity and reasonableness of a particular action,34 the Supreme Court has noted that such deference “is not appropriate” when a state is a contracting party.35 In that circumstance, a “stricter standard” of justification should apply.36 Indeed, in Energy Reserves Group v. Kansas Power & Light Co. the Court noted that “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”37

The leading case addressing impairment of contracts to which the state is a party is U.S. Trust. As noted above, there the state had covenanted that revenues and reserves securing certain bonds would not be depleted below a certain level.38 The state thereafter repealed that promise in order to finance new mass transit projects, claiming that the repeal was justified by the need to promote, and encourage additional use of, mass transportation in response to energy shortages and environmental concerns.39 The Court ruled that the state’s action was nevertheless invalid under the Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”40 The Court stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all.41 For example, the states “could discourage automobile use through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects.”42

[34]

Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987) (upholding against Federal Contract Clause challenge a law authorizing revocation of a coal mine operator’s mining permit as a reasonable and necessary response to the “devastating effects” of subsidence caused by underground mining).

[35]	U.S. Trust, 431 U.S. at 25-26.
[36]

Energy Reserves, 459 U.S. at 400, 412-13 n.14. See also Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 n.15 (1978) (“impairments of a State’s own contracts would face more stringent examination under the Contract Clause”).

[37]	459 U.S. at 412 n.14.
[38]	U.S. Trust, 431 U.S. at 25.
[39]	Id. at 28-29. The Court noted that when the bills to repeal the covenant were pending “a national energy crisis was developing.” Id. at 13-14.
[40]	Id. at 29.
[41]	Id. at 30.
[42]	Id. at 30 n.29.

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The Court in U.S. Trust contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons,43 which limited to five years the reinstatement rights of defaulting purchasers of land from the state. For many years prior to the enactment of this statute, defaulting purchasers had been allowed to reinstate their claims upon written request and payment of delinquent interest, unless the rights of third parties had intervened. In U.S. Trust, the Court stated that this older (19th century) statute “had effects that were unforeseen and unintended by the legislature when originally adopted,” i.e., “speculators were placed in a position to obtain windfall benefits,” and therefore adoption of a statute of limitations was reasonable to restrict parties to gains reasonably expected from the contract when the original statute was adopted.44 In contrast, the need for mass transportation was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the covenant was adopted.45 Although, the Court noted, public perception of the importance of mass transit undoubtedly grew between 1962, when the covenant was adopted, and 1974, when it was repealed, “these concerns were not unknown in 1962, and the subsequent changes were of degree and not of kind . . . and [did not] cause the covenant to have a substantially different impact in 1974 than when it was adopted in 1962.”46

The Court in U.S. Trust also distinguished its earlier decision in Faitoute Iron & Steel Co. v. City of Asbury Park,47 which, according to the Court, was the “only time in this century that alteration of a municipal bond contract has been sustained.”48 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. Pursuant to that act, the holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. According to the Court in U.S. Trust, the earlier decision rejected the dissenting bondholders’ Federal Contract Clause claims on the theory that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”49 The U.S. Trust Court further quoted Faitoute to the effect that the obligation in that case was “discharged, not impaired” by the plan.50

[43]	City of El Paso v. Simmons, 379 U.S. 497 (1965).
[44]	U.S. Trust, 431 U.S. at 31.
[45]	Id. at 31-32.
[46]	Id. at 32.
[47]	Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942).
[48]	U.S. Trust, 431 U.S. at 27.
[49]	Id. at 28.
[50]	Id.

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Thus, the relevant case law demonstrates that a state bears a substantial burden when attempting to justify an impairment of a contract to which it is a party. As noted by the Supreme Court, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”51 A mere recitation that the impairment is in the public interest is thus insufficient. Instead, a state action that impairs contracts to which it is a party must further a significant, legitimate and broad public purpose, not the interests of a narrow group; that public purpose must be served by a reasonable, necessary and carefully tailored measure, as “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”52

Subject to the qualifications, limitations and assumptions set forth in this letter, and supported by the conclusion, subject to the qualifications, limitations and assumptions therein, in the opinion of TPL that the Commonwealth Pledge unambiguously indicates the Commonwealth’s intent to be bound with the Holders and that, for purposes of the Contract Clause of the Virginia Constitution, the Commonwealth Pledge constitutes a binding contractual relationship between the Commonwealth and the Holders, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case applying federal precedent, would conclude that the Commonwealth Pledge constitutes a binding contractual relationship between the Holders and the Commonwealth that falls within the scope of the Federal Contract Clause, and that, absent a demonstration by the Commonwealth that an Impairment is necessary to further a significant and legitimate public purpose, the Holders could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, reduce or otherwise impair the value of the SAC Charges or SAC Property or otherwise cause an Impairment prior to the time that the Bonds are fully paid and discharged.

[51]

Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25-28; Kavanaugh, 295 U.S. 56 (1935); and Murray v. Charleston, 96 U.S. 432 (1878)). In Kavanaugh, the United States Supreme Court reversed a decision of the Arkansas Supreme Court upholding the validity of legislative enactments which, in the words of the former, take “from the mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor” by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage. 295 U.S. at 60. Such enactments were accompanied by a legislative “declaration of an emergency, which was stated to endanger the peace, health, and safety of a multitude of citizens.” 295 U.S. at 59. In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina upholding an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City. This “tax” was held to violate the Federal Contract Clause: “no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors.” 96 U.S. at 448.

[52]

U.S. Trust, 431 U.S. at 31. See also Catawba Indian Tribe of S.C. v. City of Rock Hill, 501 F.3d 368, 371 (4th Cir. 2007). In United Auto., Aerospace, Agr. Implement Workers of Am. Int’l Union v. Fortuño, 633 F.3d 37, 43-44 (1st Cir. 2011), the First Circuit held that the plaintiff bears the burden of proving that the state actions causing a substantial impairment are not reasonable or necessary. The First Circuit acknowledged that its position is in “some tension with the Supreme Court’s instruction” in U.S. Trust, and that “many courts have concluded that this burden rests with the state.” Id. at 43. See also Sullivan v. Nassau County Interim Finance Authority, 959 F.3d 54, 66 (2d Cir. 2020) (noting issue but declining to address it).

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II.	Availability of Injunctive Relief in a Federal Court

In a challenge to Legislative Action alleged to cause an Impairment, the remedies the plaintiff would be expected to seek would include an order enjoining Commonwealth officials from enforcing the provisions of such Legislative Action.53

A.	Preliminary Injunctive Relief

Under federal law, a federal court would assess the following matters in determining whether (in its discretion) to grant preliminary injunctive relief: (a) whether the party seeking an injunction is likely to succeed on the merits; (b) whether the party is likely to suffer irreparable harm in the absence of preliminary relief; (c) whether the balance of equities tips in favor of the party seeking the injunction; and (d) whether an injunction is in the public interest.54 Each factor must be independently “satisfied as articulated.”55 Given the limited purpose of a preliminary injunction, a party seeking a preliminary injunction “is not required to prove his case in full” under the same procedures and evidentiary requirements that would apply at a trial on the merits.56

Success on the Merits. For purposes of our opinion regarding the availability of injunctive relief, we have assumed that a reviewing court of competent jurisdiction will find a strong likelihood of success on the merits, i.e. that the Legislative Action is likely an Impairment. As explained above, applying applicable federal precedent, in the absence of any contrary precedent under Virginia law, the Securitization Law and Commonwealth Pledge would be viewed as constituting a contractual relationship between the Holders and the Commonwealth that falls within the scope of the Federal Contract Clause. Thus, we examine only the three remaining portions of the test.

[53]

If plaintiffs also seek money damages in federal court, the Commonwealth defendants could claim immunity. The Eleventh Amendment bars federal courts from granting money damages against the Commonwealth unless the Commonwealth waives that immunity. Gibbons v. Gibbs, 99 F.4th 211, 214 (4th Cir. 2024); Hutto v. S.C. Ret. Sys., 773 F.3d 536, 543-49 (4th Cir. 2014) (“State officials sued in their official capacities for retrospective money damages have the same sovereign immunity accorded to the State. . . . Therefore, as did the district court, we hold that the plaintiffs’ claim against the state officials for the return of their contributions is barred by the Eleventh Amendment.”); see also id. (“Unlike subject-matter jurisdiction, which cannot be waived, a State can always waive its immunity and consent to be sued in federal court[.]”).

[54]

Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008). See also Am. Fed’n of Teachers v. Bessent, 152 F.4th 162, 168-69 (4th Cir. 2025) (“While the court in Winter considered two factors, some requests for preliminary injunctions can be quickly resolved on just the first Winter factor alone. Such a truncated analysis is sufficient when a plaintiff must prevail on several independent issues, each potentially dispositive of the case, to prevail overall. To win under such circumstances, a plaintiff must show that they will likely prevail on the combination of all of the issues; the defendant, on the other hand, need only show they will likely prevail on one of them.”).

[55]

Pashby v. Delia, 709 F.3d 307, 321 (4th Cir. 2013) (citing The Real Truth About Obama, 575 F.3d at 347), vacated on other grounds, 130 S. Ct. 2371 (2010), aff’d, The Real Truth About Obama, Inc. v. F.E.C., 607 F.3d 355 (4th Cir. 2010).

[56]	AttorneyFirst, LLC v. Ascension Entm’t, Inc., 144 F. App’x 283, 288 (4th Cir. 2005).

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Irreparable Harm. In considering irreparable harm, courts evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;57 (2) irreparable injury is likely in the absence of an injunction;58 (3) the threat of harm to plaintiff is immediate;59 and (4) litigation can offer monetary compensation instead.60

Causation. Holders would have to prove that enforcement of the Legislative Action would cause detriment to them, such as loss of expected payments or loss of bond value. Given that a fundamental premise of an Impairment is Legislative Action to the detriment of Holders, Holders should be able to show causation.

Likelihood. Holders would have to prove that harm is likely absent an injunction. Likely harm is a premise that makes the Legislative Action an Impairment in the first place. Thus, we assume Holders could prove likely harm absent an injunction.

Immediacy. If scheduled payments are disrupted by Legislative Action before a trial on the merits, immediate harm could be proven. If, however, a trial on the merits is possible before such harm will occur, the harm is not immediate enough to support a preliminary injunction.61 In addition, depressed bond values may be experienced before trial. The fact that diminished credit quality due to the Legislative Action leads to diminished Bond value also should be provable.

[57]

Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011); see Garcia v. Google, Inc., 786 F.3d 733, 745 (9th Cir. 2015); Multi-Channel TV Cable Co. v. Charlottesville Quality Cable Operating Co., 22 F.3d 546, 551-552 (4th Cir. 1994) (irreparable harm found when the injury is directly caused by the challenged conduct).

[58]	Winter, 555 U.S. at 22.
[59]	See Real Time Med. Sys., Inc. v. PointClickCare Tech., Inc., 131 F.4th 205, 239-41 (4th Cir. 2025); Air Evac EMS, Inc. v. McVey, 37 F.4th 89, 102-03 (4th Cir. 2022).
[60]

Sampson v. Murray, 415 U.S. 61, 90 (1974); see also, e.g., Mt. Valley Pipeline, LLC v. 6.56 Acres of Land, Owned by Sandra Townes Powell, 915 F.3d 197, 218 (4th Cir. 2019) (“It is true that when anticipated economic losses will be recoverable at the end of litigation, then those losses generally will not qualify as irreparable for purposes of preliminary relief.”).

[61]

See Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984) (only if plaintiff will suffer irreparable harm in period before final judgment following trial can preliminary injunction issue); but see Fed. Leasing, Inc. v. Underwriters at Lloyd’s, 650 F.2d 495, 500 (4th Cir. 1981) (holding that plaintiffs were entitled to preliminary injunctive relief where the economic losses threatened the very existence of the business) (citing Semmes Motors, Inc., v. Ford Motor Co., 429 F.2d 1197, 1205 (2d Cir. 1970); Amazon.com, Inc. v. WDC Holdings LLC, No. 20-1743, 2021 WL 3878403, at *8-9 (4th Cir. 2021) (holding that defendant’s assets were likely to become unavailable before judgment due to the likelihood of insolvency and plaintiffs were entitled to preliminary injunctive relief).

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Alternative remedies. Unless the Commonwealth waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the Commonwealth.62 Absent a Commonwealth waiver of immunity, money damages would be unavailable to redress the harm to Holders from the Legislative Action, supporting the inadequacy of relief available in a federal court.63

Balance of Equities. Before issuing a preliminary injunction, a court identifies the harm that a preliminary injunction might cause the defendant and weighs it against plaintiff’s threatened injury,64 and may consider the equities of nonparties.65 Here, a court will likely consider the balance of harm in the next stage of the analysis instead because assessing the harm to the opposing party and weighing the public interest merge when the government is the opposing party.66

[62]

Lee-Thomas v. Prince George’s Cty. Pub. Sch., 666 F.3d 244, 249 (4th Cir. 2012); Frew ex rel. Frew v. Hawkins, 540 U.S. 431, 437 (2004) (federal courts may not award retrospective relief, for instance, money damages or its equivalent, if state invokes its immunity).

[63]

See Hutto, 773 F.3d at 547-49 (“state officials sued in their official capacities for retrospective money damages have the same sovereign immunity accorded to the State”); Commonwealth v. Biden, 57 F.4th 545, 556 (6th Cir. 2023) (explaining that governmental sovereign immunity “typically makes monetary losses … irreparable”); Chamber of Com. of U.S. v. Edmondson, 594 F.3d 742, 756, 770–71 (10th Cir. 2010) (associations’ members were likely to suffer irreparable harm from compliance costs related to state law that might total more than $1,000 per business per year because such costs were unrecoverable as damages due to sovereign immunity); Entergy Nuclear Vt. Yankee, LLC v. Shumlin, 733 F.3d 393, 423 (2d Cir. 2013) (injunction supported in part because money damages unavailable to movant because of state immunity under Eleventh Amendment); KPMG LLP v. United States, 139 Fed.Cl. 533, 537 (Fed. Cl. 2018) (“[a]s a general principle, where plaintiff has no ability to recoup lost profits against the United States, the harm to the plaintiff is irreparable”); E. Bay Sanctuary Covenant v. Biden, 993 F.3d 640, 677 (9th Cir. 2021) (where parties cannot typically recover monetary damages flowing from their injury economic harm can be considered irreparable); Odebrecht Const., Inc. v. Secretary, Florida Dept. of Transp. 715 F3d 1268, 1289 (11th Cir. 2013); Entergy, Arkansas, Inc. v. Nebraska, 210 F3d 887, 899–900 (8th Cir. 2000) (chances for a preliminary injunction may be “heightened” where relief in the form of money damages is barred by the government’s sovereign immunity); but see Black United Fund of N.J., Inc. v. Kean, 763 F.2d 156, 161 (3d Cir. 1985) (“[t]hat the Eleventh Amendment may pose an obstacle to recovery of damages in the federal court does not transform money loss into irreparable injury for equitable purposes”).

[64]

Scotts Co. v. United Indus. Corp., 315 F.3d 264, 284 (4th Cir. 2002); see Winter, 555 U.S. at 24; Earth Island Inst. v. Carlton, 626 F.3d 462, 475 (9th Cir. 2010) (assignment of weight to particular harms is matter for district courts to decide).

[65]	Horwitz v. Southwest Forest Indus., Inc., 604 F. Supp. 1130, 1136 (D Nev. 1985); see Publications Int’l, Ltd. v. Meredith Corp., 88 F.3d 473, 478 (7th Cir. 1996).
[66]

Assessing the harm to the opposing party and weighing the public interest “merge when the Government is the opposing party.” Nken v. Holder, 556 U.S. 418, 435 (2009); Am. Fed’n of State, Cty. and Mun. Emp. AL-CIO v. Social Security, 2025 WL 1249608, at *63 (4th Cir. 2025); Daunt v. Benson, 956 F.3d 396, 422 (6th Cir. 2020); Drakes Bay Oyster Co. v. Jewell, 747 F.3d 1073, 1092 (9th Cir. 2014); Minard Run Oil Co. v. United States Forest Serv., 670 F.3d 236, 256 (3rd Cir. 2011).

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Public Interest. In exercising their discretion, courts of equity “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”67 And, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”68 However, some courts have determined there is no “blanket presumption in favor of the government in all preliminary injunction cases.”69 The government does not have an interest in enforcing unconstitutional laws.70 And financial concerns are not a paramount public interest.71

The function of preliminary injunctive relief is to preserve the latest uncontested status quo prior to the action which is the subject of the legal challenge.72 The latest uncontested status quo with respect to the Bonds prior to the challenged Legislative Action would appear to be the continued effectiveness of the Financing Order and the validity of the SAC Property and SAC Charges.

As discussed above, the likely primary harm to Holders would come from delinquent Bond payments or diminished Bond value. If the legislation merely targets the Commonwealth Pledge, without pursuing some larger public policy goal, a court would more likely view the Commonwealth as merely seeking to advance its own pecuniary interests (coinciding, likely, with actions prohibited by constitutional restrictions against impairment of contracts) and would likely see little public interest advanced. But if the Legislative Action is part of a larger public policy aim, and the modification or elimination of the Commonwealth Pledge is an important and integrated part of the statutory scheme, the court may weigh the public interest advanced by that Legislative Action to disfavor issuing the injunction.

[67]

Winter, 555 U.S. at 24; Salazar v. Buono, 559 U.S. 700, 714 (2010); see also Int’l Refugee Assistance Project v. Trump, 857 F.3d 554, 602 (4th Cir. 2017) (“Even if Plaintiffs are likely to suffer irreparable harm in the absence of a preliminary injunction, we still must determine that the balance of the equities tips in their favor, ‘paying particular regard for the public consequences in employing the extraordinary remedy of injunction.’”) (internal citation omitted).

[68]

Maryland v. King, 567 U.S. 1301, 1303 (2012) (Roberts, Circuit Justice) (internal quotes omitted); Pierce v. N.C. State Bd. of Elec., 97 F.4th 194, 225 (4th Cir. 2024); Planned Parenthood of Greater Tex. Surgical Health Servs. v. Abbott, 734 F.3d 406, 419 (5th Cir. 2013).

[69]	Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013).
[70]

See, e.g., Am. Fed’n of State, Cty. and Mun. Emp., 2025 WL 1249608, at *62 (“There is generally no public interest in the perpetuation of unlawful agency action”), citing Louisiana v. Biden, 55 F.4th 1017, 1035 (5th Cir. 2022); Giovani Carandola, Ltd. v. Bason, 303 F.3d 507, 520-21 (4th Cir. 2002).

[71]	See Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013) (rejecting state’s proffered financial concerns as relevant public interest).
[72]

Univ. of Tex. v. Camenisch, 451 U.S. 390, 395 (1981) (“The purpose of a preliminary injunction is merely to preserve the relative positions of the parties until a trial on the merits can be held.”); United States v. South Carolina, 720 F.3d 518, 524 (4th Cir. 2013).

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We cannot offer more than the framework above for assessing this element of the test of issuance of an injunction because much will depend on the particulars of the Legislative Action. But we strain to conceive of legislation that seeks broad public policy aims that cannot be achieved without modifying or eliminating the Commonwealth Pledge favoring Holders. Thus, we assume here that the public interest will not prevent a court from issuing an injunction.

Based on the foregoing, the Holders likely could satisfy these standards for temporary injunctive relief, and a temporary injunction to prevent an unconstitutional Impairment should be an available remedy.73

B.	Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are essentially the same as for a preliminary injunction, except that the moving party must demonstrate actual success on the merits (prevailing at trial).74 On that basis, we hold the same views regarding a permanent injunction as those we expressed above for a preliminary injunction.

III.	Protections Afforded by Takings Clauses

A.	Federal Takings Clause Protections

The Takings Clause of the Fifth Amendment of the United States Constitution—“nor shall private property be taken for public use, without just compensation”—is made applicable to state action via the Fourteenth Amendment.75 The Federal Takings Clause covers both tangible and intangible property.76 Rights under contracts can be property for purposes of the

[73]

See Centro Tepeyac v. Montgomery Cty., 722 F.3d 184, 191 (4th Cir. 2013) (“That precedent counsels that ‘a state is in no way harmed by issuance of a preliminary injunction which prevents the state from enforcing restrictions likely to be found unconstitutional. If anything, the system is improved by such an injunction.’ It also teaches that ‘upholding constitutional rights surely serves the public interest.’”) (internal citations omitted).

[74]

Mowery v. Nat’l Geospatial-Intelligence Agcy., 42 F.4th 428, 441 (4th Cir. 2022) (“Injunctions are not magic beans that may be handed out without any analysis of the underlying claims or a showing that such relief is warranted. Instead, courts grant injunctions, if at all, only after reviewing the factual basis and merits (or likelihood of success on the merits) of a claim.”); New York Civil Liberties Union v. New York City Transit Auth., 684 F.3d 286, 294 (2nd Cir. 2012); Perfect 10, 653 F.3d at 979–80.

[75]	Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
[76]	Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003-04 (1984).

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Federal Takings Clause,77 but legislation that “disregards or destroys” contract rights does not always constitute a taking.78 Where intangible property is at issue, state law will determine whether a property right exists. If a court determines that an intangible asset is property, a court will next look to whether the owner of the property interest had a “reasonable investment-backed expectation” that the property right would be protected.79

The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (a) permanently appropriates or denies all economically productive use of property;80 (b) destroys property other than in response to emergency conditions;81 or (c) reduces, alters or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.82 In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with legitimate property interests and distinct investment-backed expectations of bondholders.

[77]	Lynch v. United States, 292 U.S. 571, 577 (1934).
[78]	Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
[79]	2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).
[80]

Connolly, 475 U.S. at 225 (noting that in that case the government did not “permanently appropriate” any of the employer’s assets for its own use); Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001) (“regulation which ‘denies all economically beneficial or productive use of ‘land’ will require compensation under the Takings Clause”) (citing Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1015 (1992), which notes that for personal property, however, some regulations that limit use of personal property may not be compensable takings given the state’s “traditionally high degree of [economic] control over commercial dealings,” id. at 1027-28); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982) (“The total destruction by the government of all compensable value of these liens, which constitute compensable property, has every possible element of a Fifth Amendment ‘taking’ and is not a mere ‘consequential incidence’ of a valid regulatory measure.”) (quoting Armstrong v. United States, 364 U.S. 40, 48 (1960)).

[81]

The emergency exception to the just compensation requirement of the Federal Takings Clause appears in several Supreme Court decisions. See generally 2 Rotunda & Nowak, supra, § 15.12(C), at 1013-1015. Several of these decisions involve the government’s activities during military hostilities. See, e.g., United States v. Caltex (Phil.), Inc., 344 U.S. 149 (1952) (no compensable taking when Army destroys property to prevent enemy forces from obtaining it); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958) (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort); Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969) (no compensable taking where private property destroyed when U.S. troops take shelter there). Compare United States v. Pewee Coal Co., 341 U.S. 114 (1951) (plurality opinion) (compensable taking when occupation is physical rather than regulatory, emergency notwithstanding). The emergency exception is not limited to wartime activities, however. See, e.g., Miller v. Schoene, 276 U.S. 272 (1928) (no compensable taking where trees destroyed to prevent disease from spreading to other trees); Dames & Moore v. Regan, 453 U.S. 654 (1981) (no compensable taking resulting from executive order nullifying attachments on Iranian assets and permitting those assets to be transferred out of the country). The emergency exception is not limited to the physical destruction of property by the government, see Cent. Eureka Mining, 357 U.S. at 168, but the Supreme Court has suggested it does not apply to physical occupation of property, see Pewee, 341 U.S. at 116-17 (plurality opinion), or permanent appropriation, see Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005), both of which constitute a per se taking. Moreover, we believe that a permanent appropriation of property by the government would be generally inconsistent with the concept of an “emergency.” See Cent. Eureka Mining, 357 U.S. at 168 (describing wartime restrictions as “temporary in character”).

[82]

Connolly, 475 U.S. at 224-25 (noting that one point of Federal Takings Clause analysis is “the extent to which the regulation has interfered with distinct investment-backed expectations”) (quoting Penn Cent. Transp. Co. v. New York, 438 U.S. 104, 124 (1978)); Cent. Eureka Mining, 357 U.S. 155 (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort).

Each of the Persons Listed

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The Supreme Court has identified two categories where regulatory action constitutes a per se taking—when the government by regulation “has physically taken property for itself or someone else,”83 or deprived the owner of all economically beneficial use of the property.84 Outside of these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.85 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the economic impact of the regulation on the claimant; and (iii) the extent to which the regulation has interfered with distinct investment-backed expectations.86

The first factor requires the court to examine “the purpose and importance of the public interest underlying a regulatory imposition.”87

The second factor incorporates the principle enunciated by Justice Holmes: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”88 “Not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”89 Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

[83]	Cedar Point Nursery v. Hassid, 141 S. Ct. 2063, 2072 (2021).
[84]	Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005); Lucas, 505 U.S. at 1019.
[85]	Penn Central, 438 U.S. 104, 124 (1978).
[86]	Id.
[87]

Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003); see also Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987); see also Blackburn v. Dare Cty., 58 F.4th 807, 813-14 (4th Cir. 2023).

[88]	Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
[89]	Armstrong v. United States, 364 U.S. 40, 48 (1960).

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Under the third factor, the burden of showing interference with reasonable investment-backed expectations is a heavy one.90 Thus, a reasonable investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need.’”91 Further, “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”92 “[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking. . . . This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation.”93 In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a “reasonable expectation” at the time the contract was entered that it “would proceed without possible hindrance” arising from changes in government policy.94

We are not aware of any case law that addresses the applicability of the Federal Takings Clause in the context of exercise by a state of its police power to abrogate or impair contracts otherwise binding on the Commonwealth or in the context of an amendment or repeal of the Securitization Law. The outcome of any claim that interference by the Commonwealth with the value of the SAC Property without compensation is unconstitutional, would likely depend on factors such as the Commonwealth interest furthered by that interference, per the first factor, and the extent of financial loss to Holders caused by that interference, per the second factor, as well as the extent to which courts would consider that Holders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment, per the third factor.

With respect to the third factor, we note that the Securitization Law expressly provides for the creation of securitized asset cost property in connection with the issuance of the Bonds, and further provides that any related financing order shall remain in effect and the securitized asset cost property under such financing order shall continue to exist until the securitized asset cost bonds issued pursuant to such financing order have been paid in full or defeased and all Commission-approved financing costs of such securitized asset cost bonds have been recovered in full. Moreover, through the Commonwealth Pledge, the Commonwealth promised to “not take” a series of actions that would impair the value of the SAC Property, make certain reductions in the SAC Charges, or impair the rights and remedies of the Holders. See supra (quoting Va. Code § 56-249.8:K). Given the foregoing, and, as discussed above, in the absence of any contrary precedent under Virginia law that courts applying Federal Contracts Clause analysis would conclude that the Commonwealth Pledge constitutes a contractual relationship between the Holders and the Commonwealth, we believe it would be hard to dispute that Holders have reasonable investment expectations with respect to their investments in the Bonds.

[90]	DeBenedictis, 480 U.S. at 493.
[91]	Monsanto, 467 U.S. at 1005-06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
[92]	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
[93]	Connolly, 475 U.S. at 224.
[94]	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).

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Based on our analysis of judicial authority discussed above, it is our opinion that, as set forth above, subject to all of the qualifications, limitations and assumptions set forth in this letter, including that the Securitization Law and the Commonwealth Pledge created a contractual obligation of the Commonwealth under state law, under the Federal Takings Clause, a reviewing court of competent jurisdiction would hold that the Commonwealth is required to pay just compensation to Holders if the Commonwealth’s repeal or amendment of the Securitization Law or taking of any other action by the Commonwealth in contravention of the Commonwealth Pledge constituted a Substantial Taking. As noted earlier, in determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the Holders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.95

* * * * *

This opinion letter may not be relied on in any manner or for any purpose by any person other than the addressees listed on Schedule A hereto nor may this opinion letter be relied on by you for any purpose other than for the transactions described herein without our prior written consent. This opinion letter may not be quoted, published, communicated or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires

[95]

A takings claim is generally not ripe until the government has made a final decision as to how a regulation will be applied to the property at issue. Pakdel v. City and County of San Francisco, 141 S. Ct. 2226, 2228, 2230 (2021). Although federal courts used to find a taking claim not ripe unless the owner had also sought and been denied compensation through whatever mechanisms state law provides, Williamson Cty. Reg’l Planning Comm’n v. Hamilton Bank of Johnson City, 473 U.S. 172, 186 (1985), the Supreme Court overruled that precedent in Knick v. Twp. of Scott, 139 S. Ct. 2162 (2019). There, the Court held that if a state or local government takes property without compensation, a property owner “can bring a federal suit” under 42 U.S.C. § 1983 (emphasis added), “without first bringing any sort of state lawsuit[.]” 139 S. Ct. at 2172–73 (quoting David A. Dana & Thomas W. Merrill, PROPERTY: TAKINGS 262 (2002)). The Court added, however, that if the state has an adequate procedure for obtaining compensation for the taking, there typically will be “no basis to enjoin the government’s action effecting a taking,” so equitable relief will be “generally unavailable” in federal court in takings cases. 139 S. Ct. at 2172–73. We express no opinion as to whether the Commonwealth provides any administrative or judicial procedures for seeking just compensation for a taking of the type of contract rights the Holders possess, or whether such procedures are “adequate.” To the extent that there is a taking and state procedures for seeking just compensation are inadequate, Holders (or the Indenture Trustee on their behalf) or the Commission could seek to enjoin enforcement of the Commonwealth action by suing individual officers under Ex Parte Young, 209 U.S. 123, 155–56 (1908) and 42 U.S.C. § 1983.

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a Bond or any interest therein from an Underwriter) other than the addressees listed on Schedule A hereto without our specific prior written consent, except that (x) each of the Underwriters may furnish copies of this letter (i) to any of its accountants or attorneys, (ii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (iii) to any other person for the purpose of substantiating an Underwriter’s due diligence defense and (iv) as otherwise required by law; provided, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, (y) a copy of this opinion letter may be posted by or at the direction of APCo or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by APCo or the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

We hereby consent to the filing of this letter as an exhibit to the registration statement filed on Form SF-1 (Registration Nos. 333-293890 and 333-293890-01) filed by APCo and the Issuer on February 27, 2026 (as amended, the “Registration Statement”), and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission.

This opinion letter is being given as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

SCHEDULE A

U.S. Bank Trust Company, National Association

as Indenture Trustee

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U.S. Bank National Association

as Securities Intermediary

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Moody’s Investors Service, Inc.

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Standard & Poor’s Ratings Group, Inc.

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Goldman Sachs & Co. LLC

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